Exhibit 4.13

REGISTERED

No. 1/2008	PRINCIPAL AMOUNT: $35,795,000

SUBORDINATED NOTE

GREAT WESTERN BANCORPORATION, INC.

THIS NOTE IS NOT A DEPOSIT OR OTHER OBLIGATION OF A DEPOSITORY INSTITUTION AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY STATE SECURITIES LAW. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER (“RULE 144A”).

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUANCE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER (AS DEFINED HEREIN) OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) ONLY: (A) TO THE ISSUER; (B) SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A; OR (C) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, SUBJECT TO THE RIGHT OF THE ISSUER, PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO IT.

GREAT WESTERN BANCORPORATION, INC., an Iowa corporation (herein called the “Issuer,” which term includes any successor entity), for value received, hereby promises to pay to NATIONAL EQUITIES LIMITED (ABN 77 004 956 549), or registered assigns, the principal amount of THIRTY-FIVE MILLION SEVEN HUNDRED NINETY-FIVE THOUSAND DOLLARS ($35,795,000) on 3rd June, 2018 (the “Stated Maturity”) (unless redeemed in accordance with the terms hereof prior to that date) and to pay interest on the unpaid principal hereof from and including 3rd June 2008 (the “Original Issue Date”) or from and including the most recent Interest Payment Date (as defined herein) to which interest has been paid or duly provided for at the rate of LIBOR (as defined below), reset quarterly on the first day of each Interest Period (as defined below), plus 2.05% during the period commencing on and including the Original Issue Date to but excluding the date of Maturity (as defined below), quarterly in arrears on each 3rd March, 3rd June, 3rd September and 3rd December, commencing 3rd September 2008 (each, an “Interest Payment Date”), and on the date of Maturity. On each Interest Payment Date, interest will be paid for the period commencing on and including the immediately preceding Interest Payment Date (or commencing on and including the Original Issue Date, in the case of the first Interest Period) and ending on and including the day next preceding that Interest Payment Date (this period being referred to as an “Interest Period”). The first Interest Payment Date will be 3rd September 2008 and the first Interest Period will begin on and include the Original Issue Date and end on and include 2nd September 2008. The last Interest Period will begin on and include the Interest Payment Date immediately preceding the date of Maturity and will end on and include the day next preceding the date of Maturity. The interest rate on any particular date shall be referred to herein as the “Applicable Interest Rate.” Any overdue principal and any overdue installment of interest on this Note shall (to the extent that the payment of such interest is legally enforceable) bear interest from the due date thereof until paid in full at the rate of 1% above the Applicable Interest Rate (the “Default Rate”), such interest to be payable on demand.

“LIBOR,” with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period that appears on Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the Determination Date (as defined below) for such Interest Period. If Reuters Page LIBOR01 does not include this rate or is unavailable on the Determination Date, the Calculation Agent (as defined below) will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) in U.S. dollars for a three-month period beginning on the second London Banking Day (as defined below) after the Determination Date. If at least two offered quotations are so provided, LIBOR for such Interest Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 am., New York City time, on the Determination Date for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period or, in the case of the first Interest Period, 2.68188% per annum.

“Business Day” means any day that (i) is not a Saturday or Sunday, (ii) in The City of New York is not a day on which banking institutions are authorized or required by law, regulation or executive order to close, (iii) in Melbourne, Australia is not a day on which banking institutions are authorized or required by law, regulation or executive order to close and (iv) is also a London Banking Day.

“Determination Date”, with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“London Banking Day” means any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Maturity,” when used herein, means the date on which the principal of this Note becomes due and payable in full in accordance with the terms of this Note, whether at Stated Maturity, at an earlier date of redemption, by declaration of acceleration or otherwise.

“Representative Amount” means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

“Reuters Page LIBOR01” means the display designated on Reuters (or any successor service) as “Page LIBOR01” (or such other page as may replace Page LIBOR01 on Reuters or any successor service).

In the event that any Interest Payment Date or the date of Maturity for this Note is not a Business Day, such Interest Payment Date or the date of Maturity, as the case may be, will be postponed to the next succeeding Business Day, except that if such Business Day falls in the next succeeding calendar month, such Interest Payment Date or the date of Maturity, as the case may be, will be the immediately preceding Business Day.

The amount of interest for each day that this Note is outstanding (the “Daily Interest Amount”) will be calculated by dividing the Applicable Interest Rate by 360 and multiplying the result by the principal amount of this Note. The amount of interest to be payable on this Note for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the calculations provided for herein will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. federal law of general application.

The Issuer shall also act as calculation agent for this Note (in such capacity, the “Calculation Agent”) and in such capacity, shall calculate the interest rate of, and the amount of interest payable on, this Note for each Interest Period. Upon the request of the Holder, the Calculation Agent shall provide the Applicable Interest Rate and, if determined, the interest rate that shall become effective on the first day of the next Interest Period. The determination of any interest rate by the Calculation Agent shall be final and binding absent manifest error.

The interest payable on any Interest Payment Date will be paid to the person in whose name this Note (or one or more predecessor Notes) is registered (the “Holder”) at the close of business on the fifteenth calendar day (whether or not a Business Day) next preceding such Interest Payment Dale (a “Regular Record Date”); provided, that interest payable at Maturity shall be payable to the Person to whom principal shall be payable.

All interest on this Note (other than at Maturity) will be paid by check of the Issuer mailed to the Holder at such Holder’s address as shown in the Register (as defined on the reverse hereof) on the applicable Regular Record Date, or to such other address in the United States as such Holder shall designate to the Issuer in writing not later than the relevant Regular Record Date; provided, however, that if this Note is in an aggregate principal amount of one million dollars ($1,000,000) or more, the Holder shall be entitled to receive payments of interest by wire transfer of immediately available funds provided that appropriate wire transfer instructions have been received by the Issuer prior to the applicable Regular Record Date.

The payment of principal of and any accrued interest due at Maturity will be made in immediately available funds upon the presentation and surrender of this Note to the Issuer.

The Issuer will pay any administrative costs imposed by banks in making payments in immediately available funds, but, subject to Section 7 hereof, any tax, assessment or governmental charge imposed upon payments hereunder, including, without limitation, any withholding tax, will be borne by the Holder hereof.

This Note is not repayable at the option of the Holder.

References herein to “U.S. dollars” or “U.S. $” or “$” are to the coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH BELOW, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed in its corporate name by the facsimile signature of an authorized signatory.

GREAT WESTERN BANCORPORATION, INC.

By:	/s/ Jeff Erickson
Authorized Signatory
Name:	Jeff Erickson

Title:	Vice Chairman

Dated: June 3, 2008

[REVERSE OF NOTE]

SECTION 1. Subordination and Priority. The Issuer, for itself, its successors and assigns, covenants and agrees, and each Holder likewise covenants and agrees by his acceptance hereof, that the obligations of the Issuer to make any payment on account of the principal of and interest on this Note shall be subordinate and junior, to the extent and in the manner hereinafter set forth, in right of payment and upon liquidation to the Issuer’s obligations to the holders of Senior Debt of the Issuer.

No payment on account of principal or interest on this Note shall be made by the Issuer unless full payment of amounts then due for principal (and premium, if any), sinking funds, and interest on all Senior Debt of the Issuer has been made or duly provided for in money or money’s worth in accordance with its terms. No payment on account of principal or interest on this Note shall be made by the Issuer if, at the time of such payment or immediately after giving effect thereto, there shall have occurred an event of default with respect to any Senior Debt of the Issuer or on any instrument under which the same is outstanding, permitting the holders thereof (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, or an event that, with the giving of notice or the passage of time or both, would constitute such event of default, and such event of default shall not have been cured or waived.

The Issuer agrees that upon (i) the occurrence of any event of default referred to in the preceding paragraph that shall not have been cured or waived or (ii) any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Issuer, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, conservatorship or other proceedings, all principal (and premium, if any), sinking fund payments and interest due or to become due upon all Senior Debt of the Issuer shall first be paid in full, or payment thereof provided for in money or money’s worth in accordance with its terms, before any payment is made on account of the principal of or interest on the indebtedness evidenced by this Note due and owing at the time and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities (other than securities of the Issuer or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in this Section 1 with respect to this Note, to the payment in full of all Senior Debt, provided the rights of the holders of the Senior Debt are not altered by such reorganization or readjustment), to which the Holder of this Note would, except for the provisions hereof, be entitled, shall be paid by the Issuer or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holder under this Note if received by it, directly to the holders of Senior Debt of the Issuer (pro rata to each such holder on the basis of the respective amounts of Senior Debt held by such holder) or their representatives, to the extent necessary to pay all Senior Debt of the Issuer in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt, before any payment or distribution is made to the Holder of the indebtedness evidenced by this Note under this instrument.

In the event that any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, including any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Issuer being subordinated to the payment of this Note, not permitted by the foregoing, shall be received by the Holder of this Note before all Senior Debt of the Issuer is paid in full, or provision is made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Debt of the Issuer (pro rata to each such holder on the basis of the respective amounts of Senior Debt held by such holder) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt of the Issuer may have been issued, as their respective interests may appear, or to any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such distribution, for application to the payment of all Senior Debt of the Issuer remaining unpaid to the extent necessary to pay all such Senior Debt of the Issuer in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt of the Issuer.

The consolidation of the Issuer with, or the merger of the Issuer into, another corporation or the liquidation or dissolution of the Issuer following the conveyance or transfer of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Section 4 hereof shall not be deemed a dissolution, winding up, liquidation or reorganization for the purposes of this Section 1 if the entity formed by such consolidation or into which the Issuer is merged or the Person that acquires by conveyance or transfer such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Section 4 hereof.

Subject to the prior payment in full of all Senior Debt of the Issuer, the Holder of this Note shall he subrogated (equally and ratably with the holders of all indebtedness of the Issuer that by its express terms is subordinated to indebtedness of the Issuer to substantially the same extent as this Note is subordinated and is entitled to like rights of subrogation) to the rights of the holders of such Senior Debt to receive payments or distributions of cash, property and securities applicable to the Senior Debt of the Issuer until this Note shall be paid in full. For purposes of such subrogation, no payments or distributions in respect of the Senior Debt of the Issuer of any cash, property or securities to which the Holder of this Note would be entitled except for the provisions of this Section 1, and no payments over pursuant to the provisions of this Section 1 to the holders of Senior Debt by the Holder of this Note, shall, as between the Issuer, its creditors other than holders of Senior Debt of the Issuer and the Holder of this Note, be deemed to be a payment or distribution by the Issuer to or on account of the Senior Debt of the Issuer, and no payments or distributions to the Holder of this Note of cash, property or securities that are applied to the satisfaction of Senior Debt of the Issuer, as the case may be, by virtue of the subordination herein provided for shall, as between the Issuer, its creditors other than the holders of Senior Debt of the Issuer and the Holder of this Note, be deemed to be a payment by the Issuer to or on account of this Note.

Upon any payment or distribution of assets of the Issuer referred to in this Section 1, the Holder of this Note shall be entitled to rely upon an order or decree made by any court of competent jurisdiction in which such dissolution or winding up or liquidation or reorganization or arrangement proceedings are pending or upon a certificate of the trustee in bankruptcy, receiver, conservator, assignee for the benefit of creditors or other person making such payment or distribution, delivered to the Holder of this Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent to this Section 1.

As used herein:

“Debt” means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all Other Financial Obligations of such Person; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

“Other Financial Obligations” means, with respect to a Person, all obligations of such Person to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, and commodity option contracts, and (iii) in the case of both (i) and (ii) above, similar financial instruments.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.

“Senior Debt” means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not such claim for post-petition interest is allowed in such proceeding), and all other amounts payable on Debt of the Issuer, whether incurred on or prior to the date of this Note or thereafter incurred; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of the Issuer that when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Issuer, (ii) trade accounts payable and accrued liabilities arising in the ordinary course of business, (iii) this Note or any Debt of the Issuer evidenced by instruments that by their terms rank pari passu with, or junior to, this Note, and (iv) guarantees by the Issuer of Debt described in clause (iii).

This Note creates no restrictions upon the creation by the Issuer of Senior Debt or Debt ranking on a parity with this Note or on the creation of any other Debt by the Issuer. This Note is not secured. No sinking fund has or will be established to retire this Note.

SECTION 2. Modification and Waivers. The terms and conditions of this Note may be modified, amended or supplemented by the Issuer, without the consent of the Holder hereof: (i) to evidence succession of another party to the Issuer, and such party’s assumption of the Issuer’s obligations under this Note, upon the occurrence of a merger or consolidation, or transfer, sale or lease of assets as described in Section 4 hereof; (ii) to add additional covenants, restrictions or conditions for the protection of the registered Holder hereof; or (iii) to cure ambiguities in this Note, or correct defects or inconsistencies in the provisions hereof. However, this Note may not be modified or amended without the express written consent of the registered Holder to: (i) change the Stated Maturity; (ii) extend the time of payment for the interest on this Note; (iii) change the coin or currency in which the principal of or interest on this Note is payable; (iv) reduce the principal amount hereof or the interest rate hereon; (v) change the method of payment to other than wire transfer in immediately available funds; (vi) impair the right of the registered Holder hereof to institute suit for the enforcement of payments or principal of or interest on this Note; (vii) change the definition of “Event of Default” or otherwise eliminate or impair any remedy available hereunder upon the occurrence of any Event of Default; or (viii) modify the provisions herein governing the amendment hereof.

Any Note delivered after the execution of any agreement modifying, amending or supplementing this Note may bear a notation in form approved by the Issuer as to any matter provided for in such modification, amendment or supplement to this Note. Any new Note so modified as to conform, in the opinion of the Issuer, to any provisions contained in any such modification, amendment or supplement may be prepared by the Issuer and delivered in exchange for this Note.

SECTION 3. Obligations Unconditional. No provision of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

SECTION 4. Successor to Issuer. The Issuer may not consolidate or merge with or into any other person, or convey, transfer or tease its properties and assets substantially as an entirety to any person, unless (i) the surviving entity in such consolidation or merger, or the person that acquires by conveyance or transfer, or that leases, the properties and assets of the Issuer substantially as an entirety, shall be a bank, corporation or partnership organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume the due and punctual payment of the principal of and interest on this Note, and the performance or observance of every provision of this Note on the part of the Issuer to be performed or observed; and (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or the lapse of time or both, would become an Event of Default, shall have happened and be continuing.

SECTION 5. Registration of Transfer or Exchange. The Issuer shall maintain a register (the “Register”) in which, it shall register the name, address and taxpayer identification number of the Holder and shall register all transfers or exchanges of this Note. Subject to the limitations set forth in the Legend on the face hereof and elsewhere herein, this Note may be transferred and the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer at the office or agency of the Issuer in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, for the same aggregate principal amount, will be issued to the designated transferee or transferees. The Holder may exchange this Note in whole for Notes in lesser principal amounts, in total equal to the principal amount of this Note, upon presentation of documentation satisfactory to the Issuer.

All Notes issued upon any registration of transfer or exchange of this Note shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits as this Note.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer or exchange, the Issuer and any agent of the Issuer may treat the person in whose name this Note is registered as the owner hereof for all purposes.

In case this Note shall become mutilated, destroyed, lost or stolen, and upon the satisfaction by the applicant of the requirements of this paragraph for a substituted Note, the Issuer shall execute and deliver a new Note having identical terms and provisions and having a number not contemporaneously outstanding, in exchange and substitution for the mutilated Note or in lieu of any substitution for the Note destroyed, lost or stolen. In the case of loss, theft or destruction, the applicant for a substituted Note shall furnish to the Issuer such security or indemnity as may be required by it to save it harmless. Such applicant shall also furnish to the Issuer evidence to its satisfaction of the loss, theft or destruction of such Note and of the ownership thereof. In the case of mutilation, the applicant for a substituted Note shall surrender such mutilated Note to the Issuer for cancellation thereof. Upon the issuance of any substituted Note, the Issuer may require the payment of a sum sufficient to cover any expense connected therewith. In case this Note has matured or is about to mature and it shall become mutilated or be destroyed, lost or stolen, the Issuer may, instead of issuing a substituted Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Note) if the applicant for such payment shall furnish the Issuer with such security or indemnity as may be required by it to save it harmless, and, in the case of destruction, loss or theft, evidence to the satisfaction of the Issuer of the destruction, loss or theft of this Note and of the ownership thereof.

SECTION 6. Events of Default. “Event of Default” with respect to this Note means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order, rule or regulation of any administrative or governmental body):

(1) the entry of a decree or order by a court having jurisdiction in the premises for relief in respect of the Issuer under the Federal bankruptcy laws, as now constituted or as hereafter amended, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(2) a court or other governmental agency or body having jurisdiction in the premises shall enter a decree or order for the appointment of a receiver or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to a Major Bank Subsidiary or all or substantially all of the property of such Major Bank Subsidiary, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(3) the commencement by the Issuer of a voluntary case under the Federal bankruptcy laws, as now constituted or as hereafter amended, or the consent by the Issuer to the entry of a decree or order for relief in an involuntary case under any such law; or

(4) a Major Bank Subsidiary shall consent to the appointment of a receiver or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to such Major Bank Subsidiary or all or substantially all of the property of such Major Bank Subsidiary.

“Major Bank Subsidiary” means, at any time, (i) Great Western Bank (unless it shall no longer qualify as a “major bank subsidiary” of the Issuer within the meaning of Supervisory Letter SR 92-37(FIS) (or any successor thereto or other similar pronouncement, rule or regulation governing bank holding company subordinated debt securities) of the Board of Governors of the Federal Revenue System (“Federal Reserve Board”)) and (ii) any other insured depository institution subsidiary of the Issuer that qualifies as such a major bank subsidiary. For purposes of this definition, “insured depository institution” has the meaning given to that term in Section 3(c)(2) of the Federal Deposit Insurance Act or any successor statute or rule.

The registered Holder of this Note will itself be solely and entirely responsible for the exercise of any remedies provided herein.

If an Event of Default with respect to this Note shall occur and be continuing, the registered Holder hereof may: (i) by written notice to the Issuer declare the entire outstanding principal amount of this Note, together with any unpaid interest accrued thereon, to be immediately due and payable; (ii) institute a judicial proceeding for the enforcement of the terms hereof including the collection of all sums due and unpaid hereunder, prosecute such proceeding to judgment or final decree, enforce the same against the Issuer and collect monies adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer; and (iii) take such other action at law or in equity as may appear necessary or desirable to collect and enforce this Note; provided, however, that the registered Holder of this Note may waive any Event of Default that occurs with respect hereto.

In the event of a failure by the Issuer to make any payment of principal of or interest on this Note, the Issuer will, upon demand by the Holder hereof, pay to the Holder the whole amount then due and payable on this Note for principal and interest (without acceleration), with (to the extent permitted by applicable law) interest on the overdue principal and interest computed at the Default Rate. In the event the Issuer fails to pay any overdue principal or interest upon demand by the registered Holder of this Note, the registered Holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer and collect the monies adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer.

SECTION 7. Additional Amounts. Subject to the exemptions and limitations set forth below, the Issuer will pay additional amounts to the Holder that is a “Non-United States person,” as defined below, in order to ensure that every net payment on this Note will not be less, due to payment of United States withholding tax, than the amount then due and payable. For this purpose, a “net payment” on this Note means a payment by the Issuer or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge of the United States. These additional amounts will constitute additional interest on this Note.

The Issuer will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

(1) Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the Holder:

(a) having a relationship with the United States as a citizen, resident, or otherwise;

(b) having had such a relationship in the past; or

(c) being considered as having had such a relationship.

(2) Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the Holder:

(a) being treated as present in or engaged in a trade or business in the United States;

(b) being treated as having been present in or engaged in a trade or business in the United States in the past;

(c) having or having had a permanent establishment in the United States; or

(d) having or having had a qualified business unit which has the U.S. dollar as its functional currency.

(3) Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the Holder being or having been a:

(a) foreign private foundation or other foreign tax-exempt organization;

(b) passive foreign investment company;

(c) controlled foreign corporation; or

(d) corporation which has accumulated earnings to avoid U.S. federal income tax.

(4) Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the Holder owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Issuer’s stock entitled to vote;

(5) Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the Holder being a bank extending credit under a loan agreement entered into in the ordinary course of business.

For purposes of items (1) through (5) above, “Holder” includes a fiduciary, settlor, partner, member, shareholder, or beneficiary of the Holder if the Holder is an estate, trust, partnership, limited liability company, corporation, or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6) Additional amounts will not be payable to any Holder that is:

(a) a fiduciary;

(b) a partnership;

(c) a limited liability company;

(d) another fiscally transparent entity; or

(e) not the sole Holder of this Note or any portion of this Note.

However, this exception to the obligation to pay additional amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner, or member of the partnership, limited liability company, or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner, or member received directly its beneficial or distributive share of the payment.

(7) Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the failure of the Holder or any other person to comply with applicable certification, identification, documentation, or other information reporting requirements. This exception to the obligation to pay additional amounts will apply only if compliance with such reporting requirements is required as a precondition to exemption from such tax, assessment or other governmental charge by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party.

(8) Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is collected or imposed by any method other than by withholding from a payment on this Note by the Issuer or any paying agent.

(9) Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10) Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the presentation by the Holder for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11) Additional amounts will not be payable if a payment on this Note is reduced as a result of any:

(a) estate tax;

(b) inheritance tax;

(c) gift tax;

(d) sales tax;

(e) excise tax;

(f) transfer tax;

(g) wealth tax;

(h) personal property tax; or

(i) any similar tax, assessment, or other governmental charge.

(12) Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by the Issuer or any paying agent from a payment of principal or interest on this Note if such payment can be made without such withholding by any other paying agent.

(13) Additional amounts will not be payable if a payment on this Subordinated Note is reduced as a result of any combination of items (1) through (12) above.

A “United States person” means:

(a) any individual who is a citizen or resident of the United States;

(b) any corporation, partnership, or other entity created or organized in or under the laws of the United States;

(c) any estate the income of which is subject to United States federal income tax regardless of its source; and

(d) any trust if a U.S. court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

A “Non-United States person” means a person who is not a United States person, and “United States” means the United States of America, including the States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

SECTION 8. Redemption. (1) This Note may be redeemed at the option of the Issuer in whole, but not in part, at any time, at a redemption price of 100% of the principal amount of this Note, plus accrued but unpaid interest to but excluding the date of redemption, if the Issuer has or may become obliged to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, after the Original Issue Date.

(2) Beginning on 3rd June, 2013, this Note may be redeemed at the option of the Issuer in whole, but not in part, on any Interest Payment Date at a redemption price of 100% of the principal amount of this Note, plus accrued but unpaid interest to but excluding the date of redemption.

(3) The Issuer will notify the Holder at least 30 but not more than 60 days before it redeems this Note pursuant to Section 8(1) or Section 8(2).

The Issuer may not redeem this Note pursuant to Section 8(1) or Section 8(2) unless it has (as applicable) obtained the prior approval of or consulted with the Federal Reserve Board or its Federal Reserve Bank, if such approval or consultation, as the case may be, is then required under applicable law, rule or regulation (including, without limitation, applicable capital regulations).

If called for redemption, this Note shall cease to be outstanding from and after the date of redemption (unless the Issuer shall default in the payment of the redemption price, and accrued interest, if any, on such date).

SECTION 9. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

SECTION 10. Notices. All notices to the Issuer under this Note shall be in writing and addressed to the Issuer at 100 N. Phillips Ave., P.O. Box 925, Sioux Falls, SD 57101-0925, US; Attention: James R. Clark; telephone: (605) 336-4468, or to such other address as the Issuer may notify the Holder hereof.

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —		Custodian
	(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby
sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

/ /

Please print or type name and address, including zip code of assignee the within Note of the Issuer and all rights thereunder and does hereby irrevocably constitute and appoint

Attorney to transfer the said Note on the books of the within-named Issuer, with full power of substitution in the premises.

Dated:

SIGNATURE GUARANTEED:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of this Note